UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2011

(Exact name of registrant as specified in its charter)

Nevada	333-149446	26-1929199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 South Pointe Dr., Suite 100, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 655-1677

Copies of Communications to:

Richardson & Patel LLP
1100 Glendon Avenue, Suite 850
Los Angeles, California 90024
(310) 208-1182
Fax (310) 208-1154

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Director

On July 3, 2012 the board of directors of Voice Assist, Inc. appointed Rod A. Shipman to serve as a member of its board of directors as an independent lead director.  Mr. Shipman was selected to serve as a director because of his expertise in public, for profit and non-profit boards and holds a Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

 There were no arrangements or understandings between Mr. Shipment and any other persons pursuant to which Mr. Shipman was selected as a director.  The Registrant anticipates that Mr. Shipman will be appointed to serve on an Audit Committee and Compensation Committee to be established by the board of directors.   There are no family relationships between Mr. Shipman and any of our current directors and officers.  Mr. Shipman is not a party adverse in interest to the Registrant in any legal proceeding, and he has not been involved in any of the following events during the past five years: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses; (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (4) being found by a court of competent jurisdiction, in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE ASSIST, INC.

By: /s/ Michael Metcalf
Michael Metcalf, Chief Executive Officer
Date: July 10, 2012